EXHIBIT 99.1

Hollywood Entertainment Receives Nasdaq Notification

PORTLAND, OR, January 7, 2005 – Hollywood Entertainment Corporation (Nasdaq: HLYW) received a letter from The Nasdaq Stock Market, Inc. on January 3, 2005 indicating that, because Hollywood did not comply with Marketplace Rules 4350(e) and 4350(g) requiring Hollywood to hold an annual shareholder meeting in 2004 and solicit proxies for that meeting, its securities are subject to delisting from The Nasdaq National Market at the opening of business on January 12, 2005. Hollywood has requested a hearing before a Nasdaq Listing Qualifications Panel to review the staff’s determination and, under Nasdaq rules, the delisting of Hollywood’s securities will be stayed pending the panel’s decision.

Hollywood did not hold an annual shareholder meeting in 2004 because it anticipated that a date for a special shareholders meeting to approve Hollywood’s acquisition by affiliates of Leonard Green & Partners, L.P. (“LGP”) would have been set before the end of 2004. The special shareholders meeting for the LGP transaction was delayed however, because of Hollywood’s efforts to pursue a superior sale transaction. Hollywood is prepared to take any steps required by Nasdaq to avoid delisting. Nevertheless, the Nasdaq hearing panel may not grant Hollywood’s request for continued listing.

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Investors/Media Contact:	Daniel Burch/Larry Dennedy
Mackenzie Partners, Inc.
(212) 929-5748